                   SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C.  20549


                                 FORM 8-K

                              CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF
                    THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 16, 1996

                          WEDCO TECHNOLOGY, INC.
            (Exact Name of Registrant as Specified in Charter)


New Jersey                    1-5528             22-1689437
(State or Other          (Commission File      (IRS Employer
Jurisdiction of               Number)         Identification No.)
Incorporation)


     P.O. Box 397, Bloomsbury, New Jersey             08804
   (Address of Principal Executive Offices)          (Zip Code)


          Registrant's telephone number, including area code:
                              (908) 479-4181


                              Not Applicable
     (Former Name or Former Address, if Changed Since Last Report)

     ITEM 5.   OTHER EVENTS.


     On February 16, 1996, the Company commenced an action in the U.S. District for the District of New Jersey (CV 96-861) against WedTech, Inc., a Canadian corporation ("WedTech"), which is owned 50% by the Company and 50% by Polyvector Corporation, a Canadian corporation ("Polyvector"), which also is a Defendant in the action. The other Defendants are John Lefas, individually, President and a director of WedTech and a majority owner, President and a director of Defendant Polyvector, and WedTech USA, Inc., a Delaware corporation ("WedTech USA"), which is a wholly-owned subsidiary of WedTech; Defendant Lefas is President and a director of WedTech USA. Defendant Lefas served as a director of the Company from August 18, 1992, through March 23, 1994.

     In the Verified Complaint and Jury Demand filed by the Company (the "Complaint"), the Company alleges, among other things, that the Defendants have breached the terms of the Shareholders' Agreement of July 28, 1986, among the Company and the Defendants (other than WedTech USA), as amended. The Company alleges that the Defendants variously, among other things, failed to obtain the informed approval of the Company with respect to certain actions, including materially changing the business of WedTech, mortgaging or otherwise encumbering assets of WedTech, making unauthorized expenditures in the individual amount of $50,000 or more, the organization of WedTech USA and causing WedTech USA to compete with certain of the Company's customers. The Company also alleges that Lefas and Polyvector have breached their fiduciary duties to the Company.

     The Company seeks a temporary restraint, to be made permanent, enjoining the Defendants from continuing to violate the Shareholders' Agreement and requesting damages for past violations of said Agreement. The Company also asks for judgment in the amount of approximately $177,000, plus interest and costs, for monies due and owing by WedTech to the Company for goods and services. The Company has reserved the right to seek additional remedies, including, but not limited to, the appointment of a receiver to conduct the operations of WedTech.

                      (Continued on signature page.)

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              WEDCO TECHNOLOGY, INC.


                              By:  /s/ Edward N. Barol, Secretary
                                       Edward N. Barol, Secretary



Date:  February 22, 1996